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                                                                   Exhibit 21.1

                       SUBSIDIARIES OF ACTUATE CORPORATION

        Subsidiary Name                      Incorporated/Formed In
        ---------------                      ----------------------
 Actuate Australia Pty Limited     Australia
 Actuate Canada Corporation        Canada
 Actuate Cayman Limited            Cayman Islands
 Actuate Corporation PTE Limited   Singapore
 Actuate France, S.A.              France
 Actuate Germany GmbH              Germany
 Actuate Holding, B.V.             The Netherlands
 Actuate International SARL        Switzerland
 Actuate Japan Co., Ltd.           Japan
 Actuate Limited                   Hong Kong
 Actuate UK Ltd                    United Kingdom
 Actuate International Corporation State of Delaware, United States of America
 Tidestone Corporation             State of Kansas, United States of America